FIFTH AMENDMENT TO AGREEMENT FOR WHOLESALE FINANCING

This Fifth Amendment is made to that certain Agreement for Wholesale Financing entered into by and between Gregg Appliances, Inc. ("Dealer") and GE Commercial Distribution Finance Corporation (formerly known as Deutsche Financial Services Corporation) ("CDF") on September 8, 2000, as amended by those certain Amendments to Agreement for Wholesale Financing, dated June 26, 2001, February 6, 2003, December 29, 2004 and May 20, 2005 (the "Amendments") (collectively, the "Agreement").

FOR VALUE RECEIVED, Dealer and CDF agree to amend the Agreement to provide as follows (capitalized terms shall have the meaning as defined in the Agreement unless otherwise indicated):

    The following paragraph is incorporated into the Agreement as if fully and originally set forth therein:

    "(a) Minimum EBITDA to Interest Expense. Dealer covenants that the ratio of EBITDA for the preceding four fiscal quarters then ended to cash interest expense for the preceding four fiscal quarters then ended, calculated as of the last day of each fiscal quarter, shall not be less than two to one (2.0:1).

    (b) Maximum Total Funded Debt to EBITDA. Dealer covenants that the ratio of Total Funded Debt as of the last day of each fiscal quarter to EBITDA for the preceding four fiscal quarters then ended, calculated as of the last day of each fiscal quarter, shall not be greater than:

Period	Ratio
(i) as of March 31, 2006 and each fiscal quarter end thereafter,	4.25:1
(ii) as of March 31, 2007 and each fiscal quarter end thereafter,	3.75:1

  For purposes of this paragraph: (i) 'Tangible Net Worth' means the book value of Dealer's assets less liabilities, excluding from such assets all Intangibles; (ii) 'Intangibles' means and includes general intangibles; software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF's sole discretion; (iii) 'Debt' means all of Dealer's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; (iv) 'Total Funded Debt' means the sum of all Debt for borrowed money and other interest-bearing Debt; (v) 'Subordinated Debt' means the sum of: 1) all of Dealer's Debt which is subordinated to the payment of Dealer's liabilities to CDF by an agreement in form and substance satisfactory to CDF and 2) sixty percent (60%) of total deferred revenue on extended maintenance agreements; and (vi) 'EBITDA' means, for any period of calculation, the net income of Dealer before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included): (A) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which Dealer has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Dealer in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Dealer; (D) the earnings of any entity to which any assets of Dealer shall have been sold, transferred or disposed of, or into which Dealer shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of Dealer; and (F) non-operating losses arising from the sale of capital assets during such period, and including therein (to the extent excluded): (G) non-cash stock compensation expense; and (H) expenses incurred in connection with the merger of GIC Corporation into Dealer. All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied. All amounts, if applicable, shall be calculated on a consolidated basis."

  The following paragraph is incorporated into the Agreement as if fully and originally set forth therein:

  "Subject to the terms of the Agreement, CDF agrees to provide to Dealer an inventory floorplan credit facility of Twenty Million Dollars ($20,000,000.00); provided, however, that from October 1st of each calendar year through January 31st of the subsequent calendar year, Dealer's inventory floorplan credit facility will be increased to Twenty-Five Million Dollars ($25,000,000.00). On each February 1st during the term of this Agreement, Dealer's inventory floorplan credit facility will automatically reduce to Twenty Million Dollars ($20,000,000.00) with no further action required on the part of CDF. CDF's decision to advance funds will not be binding until the funds are actually advanced."

  Section 4 of the Agreement is hereby restated in its entirety to read as follows:

"4. Grant of Security Interest. To secure payment of all of Dealer's current and future debts to CDF under this Agreement, Dealer grants CDF a security interest in all Dealer's inventory manufactured or sold by, or bearing any trademark or trade name of, Panasonic Company, a division of Matsushita Electric Corporation of America (including, but not limited to, trade names of 'Panasonic' and 'Technics'); Sony Corporation of America; JVC Company of America, a division of US JVC Corp.; whether now owned or hereafter acquired, and all insurance proceeds thereof. All such assets are collectively referred to herein as the 'Collateral'. All of such terms for which meanings are provided in the Uniform Commercial Code are used herein with such meanings. All Collateral, and all insurance proceeds thereof, will be held in trust by Dealer for CDF, with such insurance proceeds being payable in accordance with this Agreement."

All other terms as they appear in the Agreement, to the extent consistent with the foregoing, are ratified and remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Dealer and CDF have executed this Fifth Amendment to Agreement for Wholesale Financing this 25th day of May, 2006.

GREGG APPLIANCES, INC.

/s/ Jerry Throgmartin
Jerry Throgmartin
Chairman and Chief Executive Officer

ATTEST:

/s/ Michael Stout
Michael Stout, Secretary

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

/s/ David Lynch
David J. Lynch
Vice President of Operations